Document # 19




                                LICENSE AGREEMENT
                            (Bozenhardt BRS-Compakt)
Between

Mr. Juergen Bozenhardt
Frickenhausener Strasse 3/1
72636 Frickenhausen
                                    Licensor
and

ENTECS Inc.
370 17th Street
Denver, Colorado 80202 USA
European Office
Karl-Boehm-Str. 2
85598 Baldham
                                    Licensee

'1  Contract Rights

The Licensor has all rights to an invention known as the Concrete Recycling System (BRS-Compact).

Licensor has applied for patents for the BRS-Compact at the European Patent Office and internationally. Both patent applications were filed on September 3, 19997 under numbers 19738471.4. Further, a patent on the process has been applied for at the German Patent Office under file number 197 23 687.1.

'2  Know-how

The Licensor is in possession of extensive Know-how regarding the invention described in ' 1.

In particular Licensor has complete construction plans for the Concrete Recycling System.

The production plans required for the erection of a prototype are complete and have already been delivered to Licensee.

'3 Grant of Rights

The Licensor grants to Licensee a license for the exclusive world-wide rights for the production of the BRS-Compact and use of the Know-how s well as the right to sell the BRS-Compact. Excluded from the license are America and Asia. In these areas the Licensor may grant additional exclusive licenses however, ENTECS has a right of first refusal on exclusive licenses for America and Asia. Licensor is obligated to take the steps necessary to protect the exclusivity on ENTECS=s license in his negotiations with other potential licensees. Licensee agrees not to sell any BRS-Compacts to customers in America or Asia.

Licnesor shall make all documentation and Know-how available to Licensee that he has not already provided to Licensee.

Licensee shall only give customers in its territory access to the Know-how.


The Rental Term begins on September 1, 1997 and will continue until terminated.

'4  Cooperation

In order to transfer the Know-how to Licensee, Licensor agrees to make himself available to Licensee pursuant to a separate agreement.

'5 Number of Products and Prices

The Licensee agrees not to produce more BRS-Compacts that it projects it can sell within 6 months. These projections are to be based on the number of orders received during the previous two calendar quarters.

'6 Future Development of the BRS-Compact

The Licensor shall continue to refine and develop the BRS-Compact to compete with developments in similar products manufactured by the competition.

Licensor  will make all  future  developments,  new  Know-how  and test  results
available   to  Licensee.   The  Licensee   shall  always  have  access  to  the
documentation for the product.

If future developments for the Product become protected by copyright, trademark or patent, the Licensor agrees to make these developments available to Licensee under '1 of this Agreement at no additional cost.

The Licensee will likewise work on refinements and improvements to the Product. Any Know-how that it develops shall be made available to Licensee at no additional cost. Licensee further agrees to make any Know-how or other protected information developed for the Product available to Licensees in other territories at a reasonable cost.

If the parties cannot agree on the reasonableness of cost, disputes shall be resolved by and expert appointed by the Industry and Trade Chamber for the District of Munich or Stuttgart pursuant to BGB ' 317.

If patentable inventions are discovered as the result of joint research and testing activities conducted by both the Licensor and Licensee involving the Product, the Licensor shall have the sole right to apply for the patent on such inventions. Subparagraph 3 of this section 6 shall apply to the patents mentioned here. Any compensation owed to Licensee=s employees pursuant to the Employees Invention Law for such jointly discovered inventions shall be paid by the Licensor as long as the intellectual property rights are recorded in his name.

The Licensor shall guarantee via contractual agreements with other Licensee=s that any patents of other Know-how they may develop regarding the Product shall be made available to him for a reasonable fee.

' 7 License Fees

For the grant of the Know-how, Licensee shall pay Licensor a flat fee of DM 500,000 plus value added tax. Of that amount the Licensee acknowledges he has already been paid DM 286,250.00. The balance will be paid as follows:

     DM 150,000 at execution of this agreement.
     The remaining DM 138,750 in two installments of DM 69,375 shall be due on October 31, 1997 and on November 11, 1997.

In addition, Licensee shall pay Licensor an royalty based on the net sales price on all Products sold. The royalty shall be 6% of he net turnover plus value added tax. These royalties shall be accounted for on a monthly basis. The royalties shall be paid within thirty days after the accounting in rendered.

The  Licnesor  shall  have  the  right  to a  minimum  annual  royalty  afer  12
BRS-Compact systems have been sold which shall be based on the cost of the patents.

If royalty payments are paid late, Licensee shall pay a late fee equaling the published discount rate of Deutsche Federal Bank plus 5% on the amount owed.

The Licensee must give Licensor a list of all Products sold and Licensor or his accountant shall have the right to inspect Licensee=s books and records which relate directly or indirectly to the Products. Any dispute shall be resolved by an expert appointed by the Industry and Trade Chamber.

The grant of sublicenses shall be controlled by the terms of paragraphs 1 and 2 of this section.

' 8 Defense Cooperation

The Licensee and Licensor will jointly proceed against anyone who may infringe on the patents or Know-how. If only one party wants to pursue legal action for the infringement of the patents and know how the other party shall be obligated to participate in the action. Each Party shall bear half of the defense costs, damages recovered from third parties or other settlements.

If the Licensee is sued by a third party in connection with the operation or sale of the Product for damages for infringement or for injunctive relief, Licensee shall immediately inform Licensor of the suit and will defend the suit.

If this patent rights are attacked by a third party, the Licensor shall defend the suit. The Licensor shall inform the Licensee of the action and the Licensee shall have the option to participate in the defense of the matter. Both Parties will share in the costs.

The Licensee will not attack the Patents directly or indirectly.

' 9 Confidentiality

The Parties agree they will keep the information exchanged pursuant to this agreement confidential. This does not apply to information that must be disclosed to third parties involved in the production of the Products or to end users who have purchased the Products.

The Parties will take the steps necessary to ensure that their employees are contractually bound to keep all proprietary information regarding the Products confidential even after their employment ends.

Licensee is obligated to obtain similar confidentiality agreements with other Licensors in other territories.

The obligations created herein shall survive this agreement. This provision shall terminate at the latest two years after the contract is terminated and at the earliest if the Licensee fails to exercise its right of first refusal. If either party breaches this provision, liquidated damages in the amount of DM 100,000 shall be awarded against the breaching party.

'10 Term

The term of this agreement shall be at least 15 years and shall automatically terminate when the patents expire. Licensee shall have a right of first refusal for the purchase of the underlying license of the patents. This right of first refusal can be exercised up to two years after the termination of this agreement.

If the know-how and other technical advancements in the system becomes public knowledge during the term of the agreement, this agreement shall serve as the basis for a Patent usage and Trademark agreement. This agreement is valid even if the Patent application is illegal or void. In this connection, this agreement may be terminated within two months after a court order determines the patent to be illegal or invalid.

The Agreement may be terminated for cause. The bases for termination for cause are as follows:

     The Licensee breaches this agreement in spite of warning as follows:

         Fails to comply with all regulatory agency filings.

         Sale of products governed by this agreement outside of the Territory.

         Production and delivery of below standard products.

         Production or sale of products that compete with the subject products.

         Failure to pay license fees for more that six months.

         Licensor fails to provide adequate funding to begin production and marketing of the product.

The Licensor breached the contract in ways similar to those described above, or fails to prohibit other Licensees from other areas from competing in Licensor=s territory. In this case, the provisions of ' 7 1. Shall apply and the license fees that have been paid shall be refunded in full.

If after three years from the date of this agreement the system development has not progresses as per ' 1 and is not production ready, In this case, the provisions of ' 7 1. Shall apply and the license fees that have been paid shall be refunded in full.

If the products to be produced under this agreement may not be manufactured because of a regulatory or court order prohibiting the production.

In each case where the contract may be terminated, the Licensee may sell any product already produced or in production for a period of six months after the contract is terminated as long as the license fees are paid.

Upon termination of this agreement, the Licensee is obligated to return all documentation and other proprietary information and copies thereof to Licensor irrespective of the fact that some of the information or know how may be in the public domain. Any know-how that is still confidential must be returned to Licensor and may not be used by Licensee.

     ' 11 Miscellaneous

The Licensor is obligated to provide technical assistance to Licensee to the extent it is needed for the application of the licensed process and to the extend personnel are available.

The Licensor is liable to the technical feasibility and usability of the invention. The Licensor is not liable in particular for the economic feasibility for the finished product stage of the invention.

The Licensee may grant sub-licenses on a peace-by-peace basis. Other agreements will require the approval of the Licensor.

     The licensee is obligated to inform the Licensor of any sub-licenses it may grant to third parties and to grant Licensor access to those sub-license agreements.

     The Licensor will participate as a consultant in the establishment of a sale network for the product.

The Licensee is obligated to maintain the integrity of this agreement and any amendments thereto by filing any applications for improvements to the system with appropriate authorities and agrees not to transfer proprietary information to third parties.

' 12 Choice of Law

     German law shall apply to this agreement.

' 13 Arbitration

     Any dispute arising from this agreement shall be resolved by binding arbitration as described in the attached arbitration agreement.

' 14 Integration Clause

Any changes to this agreement must be made by the parties in writing. If any clause or portion of this Agreement is deemed to be invalid or void, the remaining terms shall remain valid and binding. The invalid clause shall be replaced by language that takes the economic interests of both parties into consideration.

Dated: September 11, 1997

Baldham


-----------------------                      ------------------------------
ENTECS Inc.                                  Jurgen Bozenhardt

Document # 19


                              ARBITRATION AGREEMENT

Between

ENTECS, Inc.
370 17th Street
Denver, Colordo  80202 USA
Represented by it European Office
Karl-Bohm-Str. 2
85598 Baldham

and

Mr. Jurgen Bozenhardt
Frickenhausenerstr. 3/1
72636 Frickenhausen

All disputes that arise from or relate to the License Agreement between the parties dated September 11, 1997 will be resolved by binding arbitration.

The arbitration tribunal will be constituted as follows: the Plaintiff shall select one arbitrator. The defendant shall select an arbitrator within one week after he received notice of the first party=s selection.

If the defendant fails to name an arbitration within one week, the second arbitrator will be selected by the Industry and Trade Chamber for Munich and Oberbayern or Stuttgart.

The arbitrators shall select a chairman. If they are not able to agree on a chairman within 2 weeks, the chairman shall be selected by the Industry and Trade Chamber for Munich and Oberbayern or Stuttgart.

Baldham, September 11, 1997                      Baldham, September 11, 1997


------------------------------                   ----------------------------
ENTECS, Inc.                                     Jurgen Bozenhardt